EXHIBIT 99.2

July 23, 2007

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:	Larry H. Putnam	(805) 466-7087
President and Chief Executive Officer

	John C. Hansen	(805) 466-7087
Executive Vice President and Chief Financial Officer

	Santa Lucia Bancorp	(805) 466-7087
www.santaluciabank.com

JOHN C. HANSEN APPOINTED TO THE

BOARD OF DIRECTORS OF SANTA LUCIA BANCORP

Jerry W. DeCou, III, Chairman of the Board of Santa Lucia Bancorp announced the appointment, by the Board of Directors, of John C. Hansen to a position on the Board of Santa Lucia Bancorp.

John initially joined Santa Lucia Bank in 1995 as a result of Santa Lucia Bank’s merger with Central Coast National Bank.  John has been Executive Vice President and Chief Financial Officer of Santa Lucia Bancorp.  He will continue in these roles.

Effective July 1, 2007, John C. Hansen was promoted to the position of President and Chief Operating Officer of Santa Lucia Bank and appointed to the Santa Lucia Bank Board of Directors.  Larry H. Putnam will continue as Chief Executive Officer of Santa Lucia Bank and President and Chief Executive Officer of Santa Lucia Bancorp.

John has over 44 years of banking experience.  He studied in Long Beach, California and then moved to Bakersfield before moving to the Central Coast in 1990.

John is past President of the Arroyo Grande Rotary Club and past Vice President and Director of the Arroyo Grande Chamber of Commerce.  He is currently a member of the Atascadero Rotary Club.  He is also a Mason, Elk and International Footprinter.

John lives in Pismo Beach with his wife, Melinda.  They have three grown children, John, Michelle and Greg.

Santa Lucia Bancorp is a California Corporation organized in 2006 to act as the holding company for Santa Lucia Bank, a four office bank serving San Luis Obispo and northern Santa Barbara Counties.  In 2006, the Company acquired all of the outstanding stock of the Bank in a holding company formation transaction.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties.  Actual results may differ materially from stated expectations.  Specific factors include, but are not limited to, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight over the Company’s or Bank’s operations, interest rates and financial policies of the United States government, general economic conditions and California’s energy crisis.  Additional information on these and other factors that could affect financial results are included in the Company’s Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA).  Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof.  Santa Lucia Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.  This statement is included for the express purpose of protecting Santa Lucia Bancorp under PSLRA’s safe harbor provisions.